December 18, 2012

Buffalo Funds
5420 West 61st Place
Shawnee Mission, Kansas  66205

RE:  Reorganization of the Buffalo China Fund into the Buffalo International Fund

Ladies and Gentlemen:

We have acted as counsel to Buffalo Funds (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Trust of shares (the “Shares”) of beneficial interest, without par value, of the Buffalo International Fund (the “Fund”), a series of the Trust, in connection with the proposed reorganization of the Buffalo China Fund, a series of the Trust, into the Fund, pursuant to an agreement and plan of reorganization (the “Agreement”).

In connection with this opinion, we have examined:  (a) the Registration Statement (including the information statement/prospectus and form of Agreement contained therein), (b) the Trust’s Agreement and Declaration of Trust and By-Laws, (c) certain resolutions of the Trust’s Board of Trustees, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.

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